Exhibit 99.1

Contact: J. Marc Lewis, Vice President-Investor Relations 305-406-1815 305-406-1886 fax marc.lewis@mastec.com	800 S. Douglas Road, 12th Floor Coral Gables, Florida 33134 Tel: 305-599-1800 Fax: 305-406-1960 www.mastec.com

For Immediate Release

MasTec Reports Second Quarter Results Exceeding

Expectations and Reaffirms 2010 Guidance

-Revenue increased 28%

-EBITDA increased 29%

-Organic revenue increased 11%

Coral Gables, FL (August 4, 2010) — MasTec, Inc. (NYSE: MTZ) today announced that revenue for the quarter ended June 30, 2010 increased 28% to $495 million, compared with revenue of $388 million in the prior year quarter and that EBITDA, or earnings before interest, taxes, depreciation and amortization, increased 29% to $46.2 million, compared with $35.9 million in the second quarter of 2009. Second quarter net income was $14.6 million, or $0.18 per diluted share, compared with $19.0 million, or $0.25 per diluted share for the prior year quarter.

It should be noted that net income for the second quarter of 2010 was burdened by a 41 percent book tax rate, compared to a negligible book tax rate for the second quarter of 2009. The quarter-over-quarter increase in mostly non-cash book tax expense was $9.8 million, or $0.11 per diluted share. The Company has $85 million in Federal tax net operating loss carryforwards, or NOLs, to utilize against most cash tax obligations.

The $107 million increase in revenue for the quarter ended June 30, 2010 was driven by organic double-digit growth in our wireless, pipeline, renewable energy and install-to-the-home markets, and by the Precision Pipeline acquisition.

Jose R. Mas, MasTec’s Chief Executive Officer, commented, “We had an excellent second quarter. Our diversification allowed us to take advantage of revenue opportunities across the many different markets we serve while improving our margins. With the start of the Ruby Pipeline project last weekend, we expect the second half of 2010 to be the best in our Company’s history.”

C. Robert Campbell, MasTec Executive Vice President and Chief Financial Officer, added, “We are pleased that the first two quarters have been better than our earlier expectations. We have maintained excess capacity all year so that we can handle the second half of the year ramp-up in business that we expected. Our utilization and margins should expand nicely over the remainder of the year.”

Today, the Company is reaffirming its annual 2010 guidance and issuing estimates for the third quarter.

Even though MasTec expects to pay only modest cash taxes for 2010 because of its prior years’ NOLs, the Company’s guidance for 2010 earnings includes an estimated 40.9% book tax rate compared to only 10.6% for 2009. Additionally, MasTec will have increased amortization of acquisition intangibles and a higher diluted share count due to two convertible debt issuances. Since these changes make earnings comparisons difficult, the Company is also providing supplemental non-GAAP EBITDA guidance. All non-GAAP numbers are reconciled on the attached tables.

The Company continues to expect 2010 revenue of approximately $2.1 billion, compared to $1.6 billion for 2009, and expects 2010 EBITDA of $218 million to $223 million, compared to $153 million for 2009. The revenue increase is over 30% and the increase in EBITDA is over 40%. MasTec expects 2010 fully diluted earnings per share of $0.92 to $0.95, compared to $0.90 for 2009. The 2010 full year guidance includes an increase in the year-over-year book tax rate, resulting in a $0.44 to $0.46 reduction in fully diluted earnings per share due to the tax provision.

As a result of the Ruby Pipeline’s delayed start, which will shift revenue and margin into the fourth quarter, the Company expects third quarter 2010 revenue of approximately $550-575 million, EBITDA of $63 million and fully diluted earnings per share of $0.28. The revenue increase is $153 to $178 million or 39% to 45% compared to the third quarter a year ago. The EBITDA increase is $24 million, or 63%, for the same period. The fully diluted earnings per share of $0.28 compares to $0.27 for the third quarter of 2009. The book tax rate for the third quarter of 2010 is expected to be 40.9% and the tax rate for the same quarter in 2009 was only 2.3%. The negative year-over-year impact of the tax rate increase is a $0.17 reduction in fully diluted earnings per share.

Management will also hold a conference call to discuss these results on Thursday, August 5, 2010 at 9:00 a.m. Eastern time. The call-in number for the conference call is (719) 457-1527 and the replay number is (719) 457-0820, with a pass code of 4764535. The replay will run for 30 days. Additionally, the call will be broadcast live over the Internet and can be accessed and replayed through the investor relations section of the Company’s website at www.mastec.com.

Summary financials for the quarters are as follows:

Condensed Unaudited Consolidated Statement of Operations

(In thousands, except per share amounts)

	For the Three Months Ended June 30,
	2010	2009
Revenue	$495,113	$387,854
Costs of revenue, excluding depreciation and amortization	417,341	328,047
Depreciation and amortization	14,212	10,744
General and administrative expenses	30,983	24,654
Interest expense, net of interest income	7,269	5,780
Other expense (income), net	588	(745)

Income before provision for income taxes	24,720	19,374
Provision for income taxes	10,159	383

Net income	14,561	18,991

Net loss attributable to non-controlling interests	(40)	—

Net income attributable to MasTec	$14,601	$18,991

Earnings per share-basic and diluted:

Basic net income per share attributable to MasTec	$0.19	$0.25

Basic weighted average common shares outstanding	76,073	75,662

Diluted net income per share attributable to MasTec	$0.18	$0.25

Diluted weighted average common shares outstanding	90,641	81,963

Condensed Unaudited Consolidated Balance Sheets

(In thousands)

	June 30, 2010	December 31, 2009
Assets
Total current assets	$536,459	$530,157
Property and equipment, net	188,793	198,812
Goodwill and other intangibles, net	585,995	581,328
Securities available for sale	24,028	24,511
Other assets	33,167	33,291

Total assets	$1,368,442	$1,368,099

Liabilities and Shareholders’ Equity
Current liabilities	$325,910	$327,434
Obligations related to acquisitions	17,148	30,573
Other liabilities	22,043	22,732
Deferred tax liabilities, net	51,191	49,275
Long-term debt	398,965	409,923
Total shareholders’ equity	553,185	528,162

Total liabilities and shareholders’ equity	$1,368,442	$1,368,099

Condensed Unaudited Consolidated Statements of Cash Flows

(In thousands)

	For the Six Months Ended June 30,
	2010	2009
Net cash provided by operating activities	$28,261	$53,844
Net cash used in investing activities	(31,170)	(27,932)
Net cash (used in) provided by financing activities	(16,624)	5,165

Net (decrease) increase in cash and cash equivalents	(19,533)	31,077
Net effect of currency translation on cash	44	57
Cash and cash equivalents - beginning of period	88,521	47,263

Cash and cash equivalents - end of period	$69,032	$78,397

Reconciliation of Non-GAAP Disclosures-Unaudited

(In millions, except for percentages)

	Three Months Ended June 30, 2010			Three Months Ended June 30, 2009
EBITDA Reconciliation	Total	EBITDA Margin		Total	EBITDA Margin
GAAP Net income	$14.6	2.9%		$19.0	4.9%
Interest expense, net of interest income Provision for income taxes Depreciation and amortization	7.3 10.2 14.2	1.5 2.1 2.9	% % %	5.8 0.4 10.7	1.5 0.1 2.8	% % %

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$46.2	9.3%		$35.9	9.3%

	Guidance for Three Months Ended September 30, 2010		Three Months Ended September 30, 2009
EBITDA Reconciliation	Total	EBITDA Margin	Total	EBITDA Margin
GAAP Net income	$24.2	4.3%	$21.6	5.4%
Interest expense, net of interest income	7.4	1.3%	5.8	1.5%
Provision for income taxes	16.8	3.0%	0.5	0.1%
Depreciation and amortization	14.5	2.6%	10.8	2.7%

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$62.9	11.2%	$38.7	9.7%

EBITDA margin for quarter ended September 30, 2010 is based on average of guidance revenue.

	Years Ended
EBITDA Reconciliation	2010E	2009
GAAP Net Income	$78-81	$71
Interest expense, net of interest income	29	24
Provision for income taxes	54-56	8
Amortization	13	13
Depreciation	44	37

Earnings from continuing operations before interest, taxes, amortization and depreciation (EBITDA)	$218-223	$153

Tables may contain slight summation differences due to rounding.

MasTec is a leading national infrastructure construction company operating mainly throughout the United States across a range of industries. The Company’s core activities are the building, installation, maintenance and upgrade of energy, communication and utility infrastructure, including electrical utility transmission and distribution, wind farms, solar farms, other renewable energy and natural gas and petroleum infrastructure, wireless, wireline, satellite communication, industrial infrastructure and water and sewer systems. The Company’s corporate website is located at www.mastec.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to a number of risks, uncertainties, and assumptions, including further or continued economic downturns, reduced capital expenditures, reduced financing availability, customer consolidation and technological and regulatory changes in the industries we serve; market conditions, technical and regulatory changes that affect us or our customers’ industries; our ability to accurately estimate the costs associated with our fixed-price and other contracts and performance on such projects; our ability to replace non-recurring projects with new projects; our ability to retain qualified personnel and key management, including from acquired businesses, enforce any noncompetition agreements, integrate acquired businesses within the expected timeframes and achieve the revenue, cost savings and earnings levels from such acquisitions at or above the levels projected; the impact of the American Recovery and Reinvestment Act of 2009 and any similar local or state regulations affecting renewable energy, electrical transmission, broadband and related projects and expenditures; the effect of state and federal regulatory initiatives, including costs of compliance with existing and future environmental requirements; our ability to attract and retain qualified managers and skilled employees; trends in oil and natural gas prices; increases in fuel, maintenance, materials, labor and other costs; the timing and extent of fluctuations in geographic, weather, equipment and operational factors affecting the industries in which we operate; any material changes in estimates for legal costs or case settlements or adverse determinations on any claim, lawsuit or proceeding; the highly competitive nature of our industry; our dependence on a limited number of customers; the ability of our customers, including our largest customers, to terminate or reduce the amount of work, or in some cases prices paid for services on short or no notice under our contracts; the impact of any unionized workforce on our operations, including labor availability and relations; liabilities associated with multiemployer union pension plans, including underfunding liabilities, for our operations that employ unionized workers; any liquidity issues related to our securities held for sale; the adequacy of our insurance, legal and other reserves and allowances for doubtful accounts; any exposure related to our divested state Department of Transportation projects and assets; restrictions imposed by our credit facility, senior notes, convertible notes and any future loans or securities; the outcome of our plans for future operations, growth and services, including business development efforts, backlog and acquisitions; any dilution or stock price volatility which shareholders may experience in connection with shares we may issue as consideration for earn-out obligations in connection with past or future acquisitions, or as a result of conversions of convertible notes or other stock issuances; as well as other risks detailed in our filings with the Securities and Exchange Commission. Actual results may differ significantly from results expressed or implied in these statements. We do not undertake any obligation to update forward-looking statements.